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Academy of Management Journal

APPRENTICE, DEPARTURE, AND DEMOTION: AN
EXAMINATION OF THE THREE TYPES OF CEO-BOARD CHAIR
SEPARATION

Journal:	Academy of Management Journal

Manuscript ID:	AMJ-2011-0121.R4

Manuscript Type:	Revision

Keyword:

Board of directors < Upper Echelons/Corporate Governance < Business Policy and Strategy < Topic Areas, Upper echelons/corporate governance (General) < Upper Echelons/Corporate Governance < Business Policy and Strategy < Topic Areas, Agency theory < Theoretical Perspectives, Organization and management theory (General) < Organization and Management Theory < Topic Areas

Abstract:

Past research has consistently shown that separation of the CEO and Board Chair roles has no systematic effect on firm performance. In this study, we introduce the different forms of separation: apprentice, departure, and demotion. Using S&P 1500 and Fortune 1000 firms, we find that separation of the two leadership roles positively impacts future firm performance when current performance is poor, but negatively impacts future firm performance when current performance is high. We find that this effect is most dramatic for demotion separations. Finally, we test theory about the permanency of CEO-Board Chair separation. Our results show that the different types of CEO-Board Chair separation have very distinct consequences.

Academy of Management Journal

Apprentice, Departure, and Demotion: An Examination of the
Three Types of CEO-Board Chair Separation

RYAN KRAUSE
Department of Management and Entrepreneurship
Kelley School of Business
Indiana University
1309 E. Tenth St.
Bloomington, IN 47405
rakrause@indiana.edu

MATTHEW SEMADENI
Department of Management and Entrepreneurship
Kelley School of Business
Indiana University
1309 E. Tenth St.
Bloomington, IN 47405
semadeni@indiana.edu

Keywords:
Boards of Directors, Upper Echelons/Corporate Governance, Agency Theory, Organization and Management Theory

Acknowledgements:
We wish to thank Dan Dalton, Associate Editor Yan (Anthea) Zhang, and three anonymous AMJ reviewers for their helpful comments on earlier drafts of this paper.

Academy of Management Journal

APPRENTICE, DEPARTURE, AND DEMOTION: AN EXAMINATION OF THE
THREE TYPES OF CEO-BOARD CHAIR SEPARATION

ABSTRACT

          Past research has consistently shown that separation of the CEO and Board Chair roles has no systematic effect on firm performance. In this study, we introduce the different forms of separation: apprentice, departure, and demotion. Using S&P 1500 and Fortune 1000 firms, we find that separation of the two leadership roles positively impacts future firm performance when current performance is poor, but negatively impacts future firm performance when current performance is high. We find that this effect is most dramatic for demotion separations. Finally, we test theory about the permanency of CEO-Board Chair separation. Our results show that the different types of CEO-Board Chair separation have very distinct consequences.

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INTRODUCTION

          CEO duality—the assignment of the CEO and Board Chair roles to one individual—has fascinated scholars and governance experts for decades (Boyd, 1995; Daily & Dalton, 1993; Lorsch & MacIver, 1989). Finkelstein, Hambrick, and Cannella (2009: 230) described duality as “one of the most contentious issues in public debates about the role of boards of directors”, and with good reason. Traditionally, scholars have applied one of two opposing theoretical perspectives in studying duality. Those applying agency theory have hypothesized that firms with combined CEO and Board Chair roles would underperform relative to firms with separate roles (Daily & Dalton, 1994; Rechner & Dalton, 1991). Those viewing the phenomenon from the “unity of command” perspective (Fayol, 1949) argued the opposite (Finkelstein & D’Aveni, 1994). Overall, empirical inquiry has consistently failed to uncover any significant, systematic relationship between CEO duality and firm performance, and thus failed to support either theory (Dalton, Daily, Ellstrand, & Johnson, 1998; Dalton, Hitt, Certo, & Dalton, 2007). In spite of this, governance experts and practitioners consistently advocate the separate board leadership structure as best practice (MacAvoy & Millstein, 2004; Monks & Minow, 2008).

          Building on prior work that incorporated a contingency perspective (Boyd, 1995; Finkelstein & D’Aveni, 1994), we argue that separating a firm’s leadership roles will impact firm performance differently depending on the performance at the time of the separation. Integrating agency theory and the unity of command perspective, we hypothesize that when the unity of command inherent in the combined leadership structure is producing strong performance, independent oversight will dampen future performance. Alternatively, if the combined structure is generating weak firm performance, imposing independent oversight on the CEO will improve future performance. Analysis of S&P 1500 and Fortune 1000 firms from 2002 to 2006 strongly supports this reasoning.

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          While the insight that firms should only separate the CEO and Board Chair roles under conditions of poor performance is crucial, how firms choose to execute the separation is just as important, if not more so. It is surprising, then, that no research to date has explored the different types of separation. We contribute to the CEO duality literature by identifying the three possible types of CEO-Board Chair separation and developing theory related to them.

          The first type of separation has been touched on briefly in the literature, but not as part of a comprehensive framework. This is the “apprentice” separation, in which a sitting CEO/Board Chair relinquishes the chief executive title but remains Chair, effectively a violation of agency theorists’ assumption of independence (Coles & Hesterly, 2000; Daily & Dalton, 1997b; Quigley & Hambrick, In Press). In the second type, “departure” separations, firms separate the roles by replacing the CEO/Chair with two different individuals. In such a scenario, the firm experiences not only a CEO succession event, but also a significant governance change. By contrast, removal of the Board Chair title from a sitting CEO, what we term a “demotion”, involves only a governance change. While all three types of separation reduce the unity of command inherent in the combined structure, demotion separations with their imposition of truly independent oversight, generate the greatest potential for a change in the firm’s strategic direction. As such, we hypothesize that when the status quo merits change, demotion separations will yield the greatest improvement in performance, and when the status quo merits no change, demotion separations will yield the greatest reduction in firm performance. Our results strongly support this reasoning as well.

          Finally, our study of the different types of CEO-Board Chair separation would be incomplete without a discussion of permanency, especially since we are treating board leadership structure as a strategic concern. Based on Vancil’s (1987) “passing the baton” concept, we hypothesize that apprentice separations will be the most likely to result in a recombination of the

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CEO and Board Chair roles. Adapting this logic to cases in which the former CEO is not serving as Board Chair, we then argue that departure separations will be more likely to result in a recombination if post-separation firm performance is high than if it is low. Our data supported both these hypotheses.

          The present study contributes to the literature on CEO duality, agency theory, and organization theory by suggesting for the first time that in studying CEO-Board Chair separation, the relevant question is not whether the roles should be separated, but rather when and how the firm should choose to separate them. We introduce three distinct types of CEO-Board Chair separation, which have yet to be treated independently, and develop theory related to their consequences. For each type, we propose and test the theory that the choice to separate the CEO and Board Chair positions impacts future firm performance differently depending on the presence or absence of a performance problem prior to the separation. If practitioners are to follow the conventional wisdom, which is to separate the two roles, then they will have to choose from one of the three types we identify. The theory and results we present in this paper suggest that demotion separations, involving the strongest change of direction, yield the most dramatic performance consequences—positive or negative. Conversely, apprentice separations, arguably the most likely to promote the status quo, are therefore the most likely to result in a recombination of the leadership roles.

          With this paper, we join many in the scholarly community in insisting that board leadership structure impacts firms beyond the minimal effect empirically demonstrated so far (Brickley, Coles, & Jarrell, 1997; Dalton & Dalton, 2009a, 2010). The evidence we present corroborates this claim, with the caveat that it is the change in structure and the type of change that ultimately affect performance.

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THEORY AND HYPOTHESES

          In the CEO duality literature, those advocating for a separate leadership structure have traditionally relied on agency theory to justify their arguments (Dalton et al., 1998; Fama & Jensen, 1983a, 1983b). Building on the initial work of Berle and Means (1932), agency theorists have examined the problems that arise when the control and management of organizations are separated from their ownership. In an agency relationship, the principals (shareholders) hire an agent (CEO or top management team) to perform a service on the principals’ behalf, “which involves delegating some decision making authority to the agent” (Jensen & Meckling, 1976: 308). According to agency theory, an independent board of directors, one untainted by conflicts of interest, is essential to ensuring that managers promote shareholder welfare, and do not extract excessive rents from the firm (Jensen, 1993; Mizruchi, 1983).

          It should be clear, then, why CEO duality has garnered so much interest from scholars taking an agency theory perspective. Positioning the highest-ranking manager at the head of the body charged with monitoring his or her behavior violates the principle of independent governance. Early in the development of agency theory, researchers expressed concern regarding the practice of combining the CEO and Board Chair roles (Fama & Jensen, 1983a, 1983b; Mizruchi, 1983). According to Jensen (1993: 866), ‘Without the direction of an independent leader, it is much more difficult for the board to perform its critical function’. Brickley, Coles, and Jarrell (1997: 190) quaintly summed up the agency-based view of duality as the “CEO grading his own homework”.

          Not all scholars of CEO duality adopt this viewpoint, however. Advocates of duality have drawn on the “unity of command” principle to justify their conclusion that the benefits of duality outweigh the costs (Dalton et al., 2007). Unity of command has a long history of support in organization theory. Fayol (1949: 25) wrote that “A body with two heads is in the social as in the animal sphere a monster, and has difficulty in surviving”. He argued that unity of command

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was essential to achieving unity of action, coordination, and focus. He wrote that “Should [unity of command] be violated, authority is undermined, discipline is in jeopardy, order disturbed and stability threatened” (Fayol, 1949: 24). Gulick and Urwick (1937: 93) echoed Fayol’s concerns about separated leadership, arguing that “The rigid adherence to the principle of unity of command may have its absurdities; these are, however, unimportant in comparison with the certainty of confusion, inefficiency, and irresponsibility which arise from the violation of the principle”. Modern proponents of the unity of command principle maintain that members of an organization should be responsible to only one individual, and that the organization should have one voice in engaging with its environment, both internal and external (Lorsch & Zelleke, 2005). The latter is especially pertinent during a time of crisis (Dalton & Dalton, 2009a).

          Finkelstein and D’Aveni (1994) directly tested the contrasting predictions of the unity of command and agency perspectives. They argued that both frameworks have validity, but that one takes precedence over the other depending on the surrounding circumstances. They showed that more vigilant boards, assumed to be more focused on shareholder value, opted for the combined CEO/Board Chair when other measures of CEO power were relatively low, and chose a separate leadership structure when CEO power was relatively high. The authors interpreted their findings to suggest that vigilant boards weigh the benefits of duality (i.e. unity of command) against its costs (i.e. lack of independence) when determining the proper board leadership structure.

          Given the controversy over CEO duality, both among academics and practitioners (Finkelstein et al., 2009; Lorsch & Zelleke, 2005; Wilson, 2008), the logical question to ask is what relationship duality has with firm performance. After two decades of research into the CEO duality-firm performance relationship (Boyd, 1995; Brickley et al., 1997; Coles, McWilliams, & Sen, 2001; Donaldson & Davis, 1991; Rechner & Dalton, 1989, 1991), neither

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of the dominant perspectives has been confirmed. A stream of research, reviews, and meta-analyses have shown, fairly conclusively, that CEO duality has no substantive, systematic relationship with firm performance (Baliga, Moyer, & Rao, 1996; Dahya, Garcia, & van Bommel, 2009; Dalton et al., 1998; Dalton et al., 2007).

          As Dalton et al. (2007: 13) described it, the lack of an evident relationship between board leadership structure and firm performance exhibits a “level of consistency…unusual in any literature”. It might seem that in the face of such convincing evidence, the chapter of governance research devoted to CEO duality and firm performance should be brought to a close. We do not believe, however, that the existing literature fully encapsulates the phenomenon of CEO duality. With this study we intend to illustrate the importance of performance at the time of CEO-Board Chair separations. We examine, not simply the choice to separate the two roles, but rather when and how those roles are separated, and what implications these two contextual elements have for firm performance.

Context Matters

          The Question of When. Most empirical examinations of CEO duality’s relationship with performance have focused on duality as a long-term phenomenon, rather than as a strategic choice on the part of boards of directors (Iyengar & Zampelli, 2009; Rechner & Dalton, 1991). In the past, this approach made sense because the vast majority of boards maintained a combined structure, and any firms that adopted a separate leadership structure typically did so temporarily as part of the CEO succession process (Brickley et al., 1997; Vancil, 1987). This is no longer the case. Over the past decade, many boards have permanently separated their leadership roles, significantly driving down the percentage of firms with combined structures year after year (Spencer Stuart, 2010). While a select few studies have examined changes in board leadership structure (Baliga et al., 1996), these studies have found no strong relationship between such

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changes and firm performance. Despite the lack of corroborating evidence, separation remains a staple of corporate governance recommendations in practice (Monks & Minow, 2008).

          We contend that the reason for the persistent non-findings is that CEO-Board Chair separation is only organizationally beneficial under certain circumstances, and is harmful under others. Agency theory rests on the assumption that conflicts of interest between managers and shareholders will lead managers to act in ways that are destructive to shareholder value (Jensen & Meckling, 1976). Conversely, the unity of command argument is predicated on the assumption that concentration of power at the top is necessary if CEOs are to lead their organizations effectively (Fayol, 1949).

          We argue that the appropriateness of a corporate governance alteration like CEO-Board Chair separation depends on the performance of the firm at the time of separation. Ultimately, the question of whether a board should transition from a combined structure to a separate structure boils down to whether the unity of command inherent in the combined structure is producing superior performance, as traditional organization theory suggests it should (Gulick & Urwick, 1937; Perrow, 1986).

          If the firm’s present performance indicates that unity of command is benefiting the organization, what then would be the result of a separation in this context? Many reasons exist to suggest that the result will be a strong reversal of fortune for the firm. Finkelstein and D’aveni (1994: 1083) note that the combined structure, through clear lines of authority and responsibility, “helps to avoid confusion among top managers as to who is the boss, facilitating effective decision-making”. They write that “strong and unambiguous CEO leadership is an integral part of the success of an organization”. Conversely, the separate leadership structure “creates multiple authority relationships that promote role conflict among top managers (Galbraith, 1977)”.

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          In addition, Finkelstein and D’aveni (1994: 1083) cite Miller and Friesen in noting that strong and unified leadership is important for firm success and that “‘the diffusion of power makes it difficult to take any decisive actions’ (1977: 268)”. Introducing a separate Board Chair, whose objectives and strategic priorities may differ from those of the sitting CEO, can lead to conflict and confusion over who has authority over the firm’s direction. Should a disagreement between the CEO and the Board Chair arise, agency theory holds that the independent judgment of the Chair should prevail. There is always the possibility, however, that the Chair is misguided, and a standoff between the two parties can bring the organization to a halt.

          In the end, these issues boil down to the old truism, “If it ain’t broke, don’t fix it.” Superior performance under the leadership of a dual CEO/Board Chair suggests that the unity of command associated with that structure is working, or at least not causing a noticeable problem. Boards that separate the positions under such conditions impose additional independent oversight where none is needed. Also, regardless of whether the sitting CEO remains in that role or not, separation implies a change in direction. Boards implementing this change under such circumstances risk reversing strategies and systems that are currently producing superior returns. Such boards introduce all the pitfalls of separation previously mentioned without gaining the benefits. Separation in this case is a solution in search of a problem, with dire consequences resulting from its implementation.

          What happens, though, if a firm’s governance system is “broke”? As Simon (1946) famously observed, the unity of command principle is a “proverb of administration” and applies perfectly right up until the point where it no longer applies at all. If a firm’s performance is suffering when it chooses to separate the CEO and Board Chair roles, we predict that the separation will lead to improved performance in the future. The basic agency logic applies here because the poor performance indicates that the unity of command associated with the combined

Academy of Management Journal

leadership structure is failing to produce the superior firm performance its advocates promise. Imposing independent oversight would force a change in direction, which would be warranted given the firm’s lackluster performance.

          The choice to introduce an independent voice with structural power over the CEO (Finkelstein, 1992) into board discussions can lead to more critical reviews of the CEO’s strategies, and ideally more shareholder-focused strategic action (Lorsch & MacIver, 1989). Fundamentally, the separate leadership structure has always been advocated as a solution to a problem. In contrast to previous research, we do not assume that such a problem either must exist or must not exist. We merely suggest that when a problem does exist, the independent oversight that results from separation constitutes a productive solution. When a problem does not exist, and the unity of command inherent in the combined structure is producing superior shareholder returns, imposition of independent oversight through separation will only hurt firm performance going forward.

Hypothesis 1: When a firm is performing well, separation of the CEO and Board Chair roles decreases firm performance, but when a firm is performing poorly, separation increases firm performance.

          The Question of How. Perhaps even more important than the question of when boards should separate their leadership roles is the question of how they should do this. Researchers have devoted scant attention to the problem of how the CEO and Board Chair positions are, or should be, separated. If a firm currently combines the two roles as the majority of U.S. firms do (Spencer Stuart, 2010), and the firm’s board elects to separate them as many governance experts recommend (MacAvoy & Millstein, 2004; Monks & Minow, 2008; Wilson, 2008), there is a limited number of ways such a separation could be carried out, each with different implications for the firm.

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          The board faces three alternatives if it decides to separate the CEO and Board Chair roles. The first option, in which the former CEO/Chair remains Board Chair and a different person is appointed CEO, creates what Dalton and Dalton (2009a: 79; 2009b: 32) call the “apprentice” CEO. This situation often arises as a transitional component of a relay succession, whereby the former CEO remains Board Chair for a short period of time with every intention of relinquishing that position when the new CEO is deemed fully ready to take the helm of the firm (Brickley et al., 1997; Harris & Helfat, 1998; Vancil, 1987). In other cases, however, the structural change is permanent, and the former CEO remains the leader of the board indefinitely, as is often the case when firm founders are replaced as CEO, but remain Board Chair (Daily & Dalton, 1997b).

          Another option boards have for separating the two roles is to retain the firm’s current CEO and appoint a new Chair to oversee him or her. Unlike the apprentice scenario, this second type of separation cannot be used as a management transition or succession mechanism, as the CEO is not changing, only the Chair is. This kind of separation is a pure governance play, and we have termed it a “demotion” separation, because the CEO necessarily loses a position of authority he or she previously enjoyed. With that said, the demotion need not always be foisted on an unwilling CEO. The CEO might request for the board to appoint a separate Chair in order to bolster the perceived legitimacy of the firm’s governance practices (Scott, 2001), as Whole Foods founder and CEO John Mackey did when he relinquished his long-held title of Board Chair (Mackey, 2009). Of course, given the reduction in the CEO’s power due to losing the Chair position (Daily & Johnson, 1997; Finkelstein, 1992), it is also highly likely that firms will select this form of separation against the wishes of the CEO, as Bank of America shareholders did when they voted to relieve CEO Kenneth Lewis of his dual role as Chairman of the Board (Fitzpatrick & Eckblad, 2009).

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          Finally, a board might separate the roles of CEO and Chairman as part of a CEO succession event, but one that looks distinctly unlike an apprentice separation. After a dual CEO departs—for whatever reason—the board could replace him or her with two separate individuals, one as Board Chair and the other as CEO. Such a separation might ease the transition to a separate structure from a dual structure, since the sitting CEO would not have to continue to serve in a capacity reduced from that to which he or she had grown accustomed. Like the apprentice scenario, this type of separation can be used as a gradual succession mechanism, whereby incoming CEOs are not entrusted—or burdened, depending on one’s point of view—with dual responsibilities until they have proven themselves capable. We label this type of separation a “departure” separation.

          Thus, if a board of directors has determined that the time is right to separate its leadership roles, it must choose from one of the three forms of separation discussed above. While we expect the contingent relationship proposed in Hypothesis 1 to hold for all three types of separation, we also expect demotion separations to exhibit more dramatic effects on future performance than the other two types. The reason for this is simply that, while all separation types violate the unity of command principle, demotions, through the imposition of independent oversight on a sitting CEO, suggest the greatest potential for a strategic reversal. Thus, when a separation is warranted, the type of separation that addresses the problem most directly will engender the most benefit, and when a separation is not warranted, it will cause the greatest harm.

          Many have noted that apprentice separations are consistent with the letter, but not the spirit, of the agency theory recommendation of a separate leadership structure (Dalton & Dalton, 2009a, 2009b). Over two decades ago, Lorsch and MacIver (1989: 185-6) warned that “it’s not in the corporation’s best interest to have its retired CEO become chairman. He or she might

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inhibit a successor from making necessary changes, because of personal objections, or because the new CEO was too sensitive to a predecessor’s feelings.” Quigley and Hambrick (In Press) referred to a CEO succession where the former CEO remains the Board Chair as a “partial succession”, and found that such arrangements significantly limit the strategic change that new CEOs can effect. The board that elects to create an apprentice of their new CEO attains the illusion of independence without erecting any real barrier between the management and control of the firm.

          The new apprentice CEO is likely to “stay the course,” as “the presence of the former CEO as chairperson may inhibit the ability of incumbent CEOs to initiate changes for fear of offending their predecessors” (Daily & Dalton, 1997a: 129). If firm performance has been relatively good, separating the CEO and Board Chair roles in an apprentice fashion would likely have a less negative impact on future performance. This is because apprentice separations are not a strong governance change, as Daily and Dalton have noted (1997b; 1997a). Conversely, if performance were poor, an apprentice separation would provide a less effective solution to the problem.

          We can say the same for departure separations, but for different reasons. If the sitting CEO/Board Chair departs from the firm, replaced by two separate individuals, a significant change has, indeed, occurred. The continuity of leadership inherent in an apprentice separation is not present with the departure separation. As a result, we would not expect the perpetuation of past strategies—whether good or bad—that we would in the event of an apprentice separation. There is, however, a fundamental difference between departure separations and demotion separations that makes demotion separations more effective (or in the context of strong firm performance, more destructive). In essence, the departure separation should produce little

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change in firm performance above and beyond what would accompany a non-separation-creating succession (Shen & Cannella, 2002; Weisbach, 1995).

          Consider a scenario in which a poorly performing CEO/Board Chair resigns or is dismissed. If the successor had been heir apparent (Cannella & Shen, 2001), he or she may have been complicit in the poorly performing strategies of the previous CEO, but this connection is by no means clear. Appointment of a separate Chair might simply create an unnecessary division of command. If the board chooses an outside replacement for the CEO, the same principle applies even more strongly. The replacement CEO certainly had no involvement in the firm’s lackluster performance. Outside CEOs are typically viewed as agents of change (Kesner & Sebora, 1994), which is why poorly performing firms have been shown to select outside CEO successors over insiders (Boeker & Goodstein, 1993). Whether an insider or an outsider, if the new CEO would leverage his or her unity of command effectively without independent oversight, hindering him or her with a separate Board Chair only adds to the list of impediments facing outside CEOs’ turnaround efforts (Friedman & Saul, 1991; Zhang & Rajagopalan, 2004). If not, the governance change might help the firm or it might not, depending on the Board Chair, but there is no reason to believe past performance will moderate this effect much more than it would for a normal succession.

          Demotion separations do not suffer from the same issues as the other two forms of separation. By keeping the sitting CEO in the managerial role but removing the title of Board Chair, the board sends a strong message that things need to change, and that the newly independent Chair will oversee that transformation. Whereas a departure separation portends as much strategic change as any CEO succession, the demotion separation suggests the greatest potential for strategic—and thus, performance—reversal. Demotion essentially amounts to a

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change of direction without a change of CEO. Apprentice separations are a change of CEO without a change in direction, and departure separations change both CEO and direction.

          For this reason, demotions are also the most disastrous when implemented in times of good firm performance. When performance is good, apprentice separations will likely change little, and thus produce little decline in performance. Departure separations will produce change, but this change could be positive, negative, or neutral. Either way, it should produce little change over what a normal succession would. Demotion separations, however, put the sitting CEO in a difficult position. If performance was strong prior to the separation, the sitting CEO will have been demoted for no demonstrable reason, and the unity of command that had been producing superior shareholder returns will no longer exist. In addition, imposing such a structure on a high-performing CEO can only decrease the CEO’s commitment to the firm (Lange, Boivie, & Westphal, 2011). Research has shown that CEOs often resent having to answer to a superior, all the more so if such a structure is seen as undeserved (Dalton & Dalton, 2009b; Roberts, 2002). For these reasons, keeping the CEO in the management position following a separation is the most dangerous if a performance problem did not exist to warrant the separation.

          Therefore, while we predict that all CEO-Board Chair separations will change the firm’s performance direction, we also predict that demotion separations, through the imposition of independent oversight on a sitting CEO, will have the strongest effect.

Hypothesis 2: The interactive effect of separation of the CEO and Board Chair roles with current firm performance on future firm performance is stronger when the separation is a demotion than when it is (H2a) an apprentice separation or (H2b) a departure separation.

After the Separation: Coming Full Circle

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          Finally, because we are viewing board leadership structure as a strategic choice, with context-dependent consequences, we must consider the likelihood that the firm comes full circle and recombines the leadership roles following a separation (Davidson, Nemec, & Worrell, 2001; Davidson, Worrell, & Nemec, 1998). We must determine which separations are the most likely to be temporary, and which others are likely to last. Below, we extend our discussion of the three types of CEO-Board Chair separation and discuss the likelihood that each type of separation results in a recombination.

          As mentioned above, apprentice separations are often employed as part of the CEO succession process, referred to as “passing the baton” (Vancil, 1987). In such instances, the new CEO remains in a probationary period while the board evaluates his or her performance. “If the new CEO passes this test” Brickley, Coles, and Jarrell (1997: 194) write, “then typically the new CEO earns the additional title of chairman, and the old chairman resigns from the board.” Interestingly, even if the CEO fails the test, an apprentice separation is still likely to precede role recombination, but in such an instance, the Board Chair would return to the CEO role (Dalton & Dalton, 2009b). Brickley, Coles, and Jarrell (1997: 195) cite Vancil (1987) in noting that “the transition period…is deliberately structured to allow the board to readily oust the new CEO, should he or she “drop the baton”. Dalton and Dalton (2009b) refer to this as the “boomerang CEO” scenario, and such recombinations have occurred in recent years at such prominent firms as Dell and Seagate Technology. In contrast to departure and demotion separations, apprentice separations’ value is in continuity of leadership, not in independence. Thus, regardless of whether an apprentice separation is followed by high or low performance, it is likely to result in role recombination, much more so than is either of the other two types of CEO-Board Chair separation.

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          Demotion separations will be equally uniform in their recombination consequences. As we discussed above, demotion separations are a pure governance play and by definition not part of a CEO succession event. The “probation period” logic behind Vancil’s (1987) concept of passing the baton does not apply to demotion separations because the CEO is not new to the job. The lack of such a logic makes the demotion separation far less likely than the apprentice separation to lead to recombination. Of course, the board could eventually hire a new CEO and award him or her both leadership roles, in the same way that any board with a separate leadership structure could. The absence of a probation period logic, however, makes demotion separations systematically less likely than apprentice separations to precede recombination.

          The recombination consequences of departure separations are similar to those of the apprentice separation, but with one important difference. In an apprentice separation, the board is sacrificing unity of command for continuity of leadership. In a demotion separation, the board is sacrificing unity of command for independent oversight. Departure separations, on the other hand, suggest the imposition of independent oversight, but on an unknown entity (i.e. the new CEO). Following the departure separation, the new CEO enters a probation period similar to that which follows an apprentice separation.

          There is one fundamental difference between the apprentice and departure separations in terms of their recombination prospects. With an apprentice separation, the subsequent probation period simply constitutes a transition from unity of command under one leader to unity of command under a new leader—or back to the old leader if circumstances warrant. Following a departure separation, unity of command under the old CEO is not really an option, and so the probation period in this case constitutes a trial and assessment of the new CEO. In this time, the board must determine whether it wants to transition to unity of command under, or to permanent

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independent oversight of, the new CEO. This determination will hinge on the performance of the firm following the departure separation.

          As with the apprentice separation, positive firm performance following a departure separation will indicate to the board that the new CEO has “earned” the Board Chair role, and thus unity of command under his or her leadership would benefit the firm. However, if performance suffers following the departure separation, the board is unlikely to oust the CEO and grant the new Board Chair the additional title of CEO. In contrast to the Board Chair after an apprentice separation, the Board Chair after a departure separation does not have the firm-specific knowledge of an ex-CEO (Lorsch & Zelleke, 2005), and would thus make a less obvious choice to take the new CEO’s place (Brickley et al., 1997). Whereas bringing back the former CEO suggests the return of better times in the firm’s history (Fahlenbrach, Minton, & Pan, 2011), appointing the independent chair as CEO brings no such fanfare. Therefore, in the event of poor firm performance following a departure separation, we expect that boards would determine that unity of command under the new CEO’s leadership is unwarranted. Instead, they would choose to make independent oversight of the new CEO permanent.

          The theory developed above suggests a distinct permanency profile for each type of CEO-Board Chair separation. Apprentice separations are clearly the least permanent. Because these separations typically constitute a passing of the baton, they will be far more likely than either departure or demotion separations to lead to a recombination. Demotion separations will be less likely, given that they are a pure governance play. Overall, departure separations will be less likely than apprentice separations to precede recombination; however, the likelihood of recombination following a departure separation will grow as post-separation firm performance increases. Consistent with these three permanency profiles, we offer the following two hypotheses.

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Hypothesis 3: The likelihood of a firm combining its leadership roles is greater following an apprentice separation than following (H3a) a departure separation or (H3b) a demotion separation.

Hypothesis 4: The likelihood of a departure separation leading to a subsequent combination of the leadership roles increases as post-separation firm performance increases.

METHODS

          Our sample for this study consists of all the firms in the Corporate Library database, which includes the firms in the S&P 1500 and Fortune 1000 indices, between 2002 and 2006. We chose these years because they constitute a period of substantial increase in the number of large firms separating their CEO and Board Chair roles (Spencer Stuart, 2010). In addition, we believe it to be good practice for studies in corporate governance to exclude years preceding the passage of the Sarbanes-Oxley Act of 2002. The law fundamentally changed so many aspects of corporate governance that examination of years prior to the law’s passage limits a study’s practical relevance. All governance data was retrieved from The Corporate Library’s Companies, Directors, and CEOs databases. Performance data was retrieved from Compustat, CRSP, and IBES.

Dependent Variables

          Performance. We measured firm performance in two ways. We calculated Stock Return as the holding period return on the company’s stock from beginning to end of a calendar year. We also measured performance in terms of the mean composite analyst rating of the company’s stock in a given year. Analyst ratings can take one of five categorical values, ranging from “Strong Buy” to “Strong Sell”. Data on these ratings, obtained from IBES, were coded from 1 for “Strong Buy” to 5 for “Strong Sell”. We reverse coded this variable, Analyst Rating, so as to make the results more intuitive.

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          CEO-Board Chair Combination. We measured the combination of the CEO and Board Chair roles as a dichotomous variable, with a 1 signifying that the firm switched from a separate leadership structure in the previous year to a combined leadership structure in the present year, and a 0 signifying no such change.

Independent Variables

          CEO-Board Chair Separation. We measured the separation of the CEO and Board Chair roles as the dichotomous variable Separation, with a 1 signifying that the firm switched from a combined leadership structure in the previous year to a separate leadership structure in the present year, and a 0 signifying no such change. These separations were then divided into the three types. If the sitting CEO in the previous year remained CEO in the year of separation, the variable Demotion took a value of 1, otherwise the variable was coded as 0. If the sitting CEO in the previous year remained Board Chair in the year of separation, the variable Apprentice took a value of 1, and if the sitting CEO in the previous year was neither CEO nor Board Chair in the year of separation, the variable Departure took a value of 1.

Controls

          We included a number of control variables in our analyses. Board Independence was measured as the percentage of directors on the board who were classified as independent on the firm’s proxy statement in a given year. This is an important variable to include as it has been shown to correlate with board leadership structure (Finkelstein & D’Aveni, 1994). We used the natural log of annual revenues to measure Firm Size, consistent with previous research (Walters, Kroll, & Wright, 2010). Industry has been shown to impact firm performance (Rumelt, 1991), so to control for industry-level performance effects, we calculated the median performance values at the 4-digit SIC code level for both performance measures. The resulting variables are Industry Stock Return and Industry Analyst Rating. In order to measure only the effects of

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separation on future performance, independent of the often-related event of a CEO succession (Harris & Helfat, 1998), we included a dichotomous variable labeled CEO Change, which took a value of 1 if the firm changed CEOs between the previous year and the current year.

          We also included a number of CEO characteristic variables: CEO Age, CEO Tenure, and CEO Ownership, which is the percentage of company stock owned by the CEO in the prior year. These factors have been shown to correlate with succession and changes in governance (Wiersema & Zhang, 2011). We used year dummy variables to control for potential contemporaneous correlation (Certo & Semadeni, 2006).

ANALYSIS AND RESULTS

          For our analysis of performance consequences of separation, we excluded any firms that maintained a separate board leadership structure throughout the period of analysis. This is consistent with Goertz’s (2006) Possibility Principle, which states that comparisons between subjects that experienced a particular outcome and subjects that did not experience the outcome can only be made if the subjects that did not experience the outcome of interest could possibly have. Since firms with consistently separate CEO and Board Chair roles could not possibly have separated the positions again, we cannot use them to determine the effects of separation. Thus we limited our sample to firms that had a combined leadership structure and changed it, and firms that had a combined leadership structure but did not change it. In the three-year window, 1,095 firms potentially could have experienced a separation, and thus constituted our sample. We also excluded any separation firms that re-combined their leadership roles the following year. We did this so as to isolate only those separations that influenced at least a full year of firm performance.1 From this sample, 309 did separate their CEO and Board Chair positions, 202 of which were apprentice separations, 78 were departure separations, and 29 were demotion

1 As a robustness check, we also conducted our analyses with these separation events added back in, and the results did not materially change.

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separations. While demotion separations were certainly the smallest category, they still constituted almost 10% of all separations in the period of study.

          For our analysis of the recombination of the leadership roles, we drew a different sample from our population, this time consisting of all firms with separate leadership structures, as these are the only firms that could potentially combine their leadership positions (Goertz, 2006). This selection method produced 843 such firms, inclusive of all the separation firms detailed above, plus all those that did recombine their leadership roles the following year. In total, then, this sample included 272 apprentice separations, 105 departure separations, and 34 demotion separations in addition to the baseline firms, those who entered the sample with a separate structure.

          Descriptive statistics and pair-wise correlations for variables included in our analyses of the performance effects of separation appear in Table 1. Our five-year panel enabled us to examine separation events from 2003 to 2005. Data on board leadership structure from 2002 was required to determine a separation in 2003, and data from 2006 was required to determine whether separations in 2005 were immediately followed by a recombination.

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          We tested Hypothesis 1 using a fixed-effects model. This model is appropriate because it controls for all firm-specific effects, and only analyzes changes occurring within firms. This is important because Hypothesis 1 specifically refers to improvements in an individual firm’s performance, rather than the cross-sectional superiority of one firm’s performance over another’s. Highly significant Hausman test results confirmed that fixed-effects regression, and not random-effects regression, was the appropriate method of analysis (Certo & Semadeni, 2006). In addition to the control variables listed above, we also included an interaction of CEO

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Change with Firm Performance so that any interaction effects of separation can be solely attributed to the interaction between separation and firm performance, and not to CEO change.2 The results of our fixed-effects regression testing Hypothesis 1 are shown in Table 2. Both measures of future firm performance are included in the table. In the Stock Return models, all performance metrics are stock returns. In the Analyst Rating models, all performance metrics are analyst ratings. Due to concerns over multicollinearity, we standardized the analyst ratings, and improvement in variance inflation factors (VIFs) reflected the value of this change. The results were the same regardless of whether we used standardized or unstandardized values.

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          As Table 2 shows, our results strongly confirm Hypothesis 1 for both future stock return (ß = -0.32, p < 0.01) and future analyst ratings (ß = -0.08, p < 0.05). The interaction for stock return is shown in Figure 1 and the interaction for analyst ratings is shown in Figure 2. Consistent with prior research, separation of the CEO and Board Chair roles has no main effect on future performance. In both sets of analyses, the VIFs for firm size, board independence, and CEO age were elevated. We removed these variables from the models, and the results were identical, while all VIFs fell below 3. As such, we are confident that multicollinearity is not a problem in these models.

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          We fitted the same fixed-effects model for Hypotheses 2a and 2b as for Hypothesis 1, but for Hypotheses 2a and 2b, we divided the separation variable into its three forms: apprentice, departure, and demotion. Once again, the Hausman test confirmed the appropriateness of this

2 As a robustness check, we also analyzed the models with only a main effect of CEO change included, and with CEO change excluded entirely. The results were highly consistent with the results we report in this manuscript.

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method of analysis. The results from this model are shown in Table 3. For both stock return and analyst ratings, demotion separations exhibit the same significant interaction with firm performance that separations in general do [(ß = -1.41, p < 0.001) and (ß = -0.22, p < 0.001), respectively]. Hypotheses 2a and 2b do not just predict a significant relationship, however; they predict that the relationship will be stronger for demotions than for either of the other two types of separation. Testing these hypotheses requires the use of Wald F tests to determine the degree of significant difference between regression coefficients.

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          The F scores associated with these tests are shown in Table 4, and the interactions for stock return and analyst ratings are depicted in Figure 3 and Figure 4, respectively. Both hypotheses were strongly supported in the analysis of future stock return, in that demotion separations exhibited a much stronger negative interaction with performance than did either apprentice (F = 11.28, p < 0.001) or departure (F = 9.90, p < 0.01) separations. In the analysis of future analyst ratings, the hypothesized difference between the effect of demotion and apprentice separations was strongly supported (F = 15.45, p < 0.001) and the difference between the interaction effects of demotion and departure separations was marginally significant (F = 3.69, p < 0.1). Given the results of the fixed-effects regression and the Wald tests, we believe that the data generally support both Hypothesis 2a and Hypothesis 2b.

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          Descriptive statistics and pair-wise correlations for variables included in our analyses of separation permanency appear in Table 5. Because we were no longer excluding firms that

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recombined their leadership roles in the year after separation, this sample includes observations from 2002 to 2006.

          We tested Hypotheses 3 and 4 using time-fixed effects logistic regression with standard errors clustered by firm to adjust for firm-level effects.3 The results of these analyses are shown in Table 6.4 We modeled the likelihood of a firm combining its leadership roles for all firm-years in which a combination could have occurred. All performance variables are measured in the focal year. To examine the difference between the effects of apprentice, departure, and demotion separations, we performed Wald x2 tests on the difference between the coefficients. Apprentice separations clearly exhibit a strong positive impact on the likelihood that a firm will combine its leadership roles relative to firms that did not experience a separation (ß = 1.33, p < 0.001), but also relative to departure separations (x2 = 7.49, p < 0.01) and to demotion separations (x2 = 4.60, p < 0.05). Neither demotion nor departure separations exhibited a significant main effect on the likelihood of combination. These results provide strong support for Hypotheses 3a and 3b.

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          Hypothesis 4 is tested in Model 3 of Table 6. The interactions of departure separation with post-separation firm performance is significantly positive for both performance measures: stock return (ß = 2.19, p < 0.05) and analyst ratings (ß = 0.81, p < 0.05), indicating that while departure separations do not generally lead to recombination, higher post-separation performance increases the likelihood that it will occur. This finding supports Hypothesis 4. Because research has shown interactions in non-linear models to sometimes be deceptive (Ai & Norton, 2003;

[3] Firm fixed-effects regression is not feasible in this context because the lack of variance in the dependent variable would exclude from the analysis any firm that never changed its leadership structure. Hypotheses 3 and 4 refer to differences between firms, rather than within firms, and thus this method is appropriate.

4 We excluded firm size from these models because its inclusion introduced substantial multicollinearity.

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Wiersema & Bowen, 2009), we also conducted the analyses at above-mean and below-mean levels of firm performance (Shaver, 2007). At below-mean levels of stock return, departure separations had no significant impact on the likelihood of role combination. At above-mean levels of stock return, however, the effect was positive and significant (ß = 1.08, p < 0.05). The same holds for analyst ratings. At below-mean levels, departure separations had no significant impact on the likelihood of role combination. At above-mean levels of analyst ratings, the effect was positive and significant (ß = 1.16, p < 0.01). We believe this additional analysis adds considerable validity to the support for Hypothesis 4. In post-hoc analyses, we also added interactions of apprentice and demotion separations with future performance into the model, and found no effect, consistent with our theory.

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          Finally, we modeled CEO-Board Chair separation on past firm performance to make sure that endogeneity is not a problem in determining the effects of separation on future firm performance. Our results showed no effect. In other words, consistent with Iyengar and Zampelli (2009), we find no evidence that boards select their leadership structure based on firm performance. In order to further guard against endogeneity, we also tested Hypotheses 1 and 2 using instrumental variables regression with board independence and CEO age as instruments, and this analysis supported all three hypotheses across both measures of firm performance. Therefore, we are confident that we have established causal priority in our findings.

DISCUSSION

          These results support our theory that CEO-Board Chair separation’s impact on a firm depends heavily on how and when it is implemented. The data strongly supported Hypothesis 1, indicating that separations during times of poor firm performance lead to higher future

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performance, in terms of both stock return and analyst ratings. However, separations during times of healthy performance lead to lower performance in the future. Thus, in addition to the tradeoff between unity of command and independent oversight that firms face when choosing a board leadership structure, firms choosing to separate the roles of CEO and Board Chair must also be cognizant of when they choose to do it.

          However, as Figure 1 and Figure 2 show, the size of this effect is relatively small. Our results suggest that this is because how a firm separates the CEO and Board Chair roles matters just as much as, if not more than, when the separation occurs. Ours is the first study to distinguish between the three types of CEO-Board Chair separation events—apprentice, departure, and demotion—and analyze their distinct consequences. We find that distinguishing between these types of separation makes a world of difference. Across both measures of performance, demotion separations exhibited significantly stronger effects on future performance than either apprentice separations or departure separations. This finding provided compelling support for Hypothesis 2. At low levels of both stock return and analyst ratings, firms that separated their CEO and Board Chair roles in a demotion fashion experienced significantly better future stock return and analyst ratings, respectively, than did firms that separated the roles in either an apprentice or a departure separation.

          We have visually depicted the interactions involved in these hypotheses in Figures 3 and 4. Note that we include all forms of separation in these figures, even if the relationship proved not to be significant. We do this to demonstrate just how important context is when choosing a board leadership structure. In Figure 3, for instance, demoting a CEO in a year when the firm is returning about 30 percent to shareholders (1 standard deviation above a return of 0) results in a decrease in shareholder value of about 42 percent the next year, relative to no separation. The opposite effect holds, however, if the firm lost 30 percent in the year of separation. By contrast,

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departure separations produced no significant return above or below what regression to the mean would generate. Apprentice separations produce a return of close to 8 percent following a 30 percent stock loss, paltry in comparison to the demotion’s 42 percent.

          Figure 4 shows a similar pattern. A firm with a Strong Sell rating would experience a full rating improvement following a Demotion separation. A firm with a Strong Buy rating would experience about three fifths of a rating decline following a Demotion separation. Clearly, both the stock return and analyst rating measures indicate that demotion separations are by far the most potent, but that boards should only demote their CEO in times of poor firm performance—the poorer the better.

          That boards must understand the performance context at the time of separation raises the question of why firms do not choose their leadership structures based on firm performance. Consistent with recent research (Iyengar & Zampelli, 2009), post-hoc analyses indicated that even though firms should only separate the CEO and Board Chair roles in times of poor performance, performance does not significantly affect the likelihood of boards choosing separation. To better understand this dynamic, we examined the percentage of high- and low-performing firms that separated their leadership roles. Across our panel, 10.6 percent of firms whose stocks outperformed their industry separated the CEO and Board Chair positions. Of firms performing below their industry average, the figure was almost identical: 10.7 percent. This disconnect between the context in which separation occurs and the context in which it should occur constitutes a major opportunity for practitioners to gain valuable insight from the results of our study.

          Our research also produced interesting insights about the permanency of CEO-Board Chair separations, allowing us to contribute to the CEO succession literature as well as the CEO duality literature. Hypothesis 3 was supported, with evidence showing that apprentice

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separations are far-and-away the most likely to result in a recombination of the leadership roles the following year. This is because apprentice separations are a typical form of succession mechanism known as “passing the baton” (Vancil, 1987). While past scholars have theorized that the Board Chair position is often awarded as the final step of a relay succession (Brickley et al., 1997), we contribute new empirical verification of this assertion. In addition, scholars of CEO turnover have noted the importance of outgoing CEO duality in the relay succession process (Zhang & Rajagopalan, 2004). We hope that in future studies of relay successions, researchers will recognize the distinction between the types of CEO-Board Chair separation outlined and developed in this paper.

          Departure separations, while less likely to lead to recombination than apprentice separations, do become more likely as post-separation performance increases. They are, in a sense, a test of the firm’s new CEO, who cannot benefit from the wisdom of the previous CEO as an apprentice can. This phenomenon has received virtually no attention in the CEO succession literature, but the potential for contribution is extensive. For instance, Zhang and Rajagopalan (2004) report a positive effect of outgoing CEO duality on the likelihood of a relay succession. While this is an interesting finding, the authors did not treat it as material to their theory.5 There are, however, many questions one could ask in this context that relate to departure separations. What influences the likelihood that an outgoing CEO will retain the Chair role or leave it? Does this influence the appointment of an heir apparent to the CEO role? If the CEO leaves the firm entirely, what determines whether the new CEO will serve as Chair or a departure separation will occur? Are heirs apparent more or less likely to be designated prior to a departure separation? These are all compelling questions that we hope scholars will address going forward.

[5] The variable was included as a control in their study.

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          Demotion separations, the most potent of the three in terms of performance, is the least likely to result in a recombination. The results of Hypotheses 2 through 4 seem to suggest that demotion separations are the most unambiguous governance change out of the three, with the most dramatic impact on performance and the lowest likelihood of reversal. Notably, they are also the rarest, although demotions are becoming more common with each passing year. We hope that governance scholars will develop this concept further, as it taps into the underlying independence logic behind CEO-Board Chair separation more consistently than does either of the other two types of separation.

          We believe our study constitutes a substantial contribution to the corporate governance literature as well as a powerful new lens through which boards of directors can examine their choice of leadership structure. The findings we present raise several questions boards can ask themselves: Is performance suffering under our CEO’s command? Is it bad enough to justify a change in board leadership structure? How should we go about doing this? Our post-hoc analyses suggested that firms are not considering performance when choosing to separate their leadership roles. As the evidence has shown, failing to ask the above questions and take performance and separation type into account prior to implementing a separation can have dire consequences.

          Finally, in opening the discussion about the different forms of CEO-Board Chair separation, we hope to rekindle the CEO duality conversation. While we believe our study has pushed understanding of this issue forward, ours are preliminary efforts, and we have painted the phenomenon of strategic leadership with the broad brush so often applied in such circumstances. Specifically, while we theorize about the nature of the CEO and Board Chair’s working relationship—with an apprentice separation yielding minimal independent oversight and a demotion separation yielding the opposite—our measures are still just proxies. For decades,

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researchers have taken a bird’s eye view of board leadership and inferred certain facts about the roles of the CEO and Board Chair from what they see. With this paper, we continue in that tradition. We hope, however, that scholars can build on the insights we have provided to investigate deeper into boardroom processes and better identify exactly how CEOs and Board Chairs interact when those roles are separate.

          With better information on the roles that CEOs and Board Chairs adopt within their organizations, scholarship on board leadership structure could expand beyond the traditional paradigms of agency and unity of command, to incorporate insights from other theories regarding the combination or separation of tasks: specialization (Taylor, 1911), synergy (Chatterjee, 1986; Lubatkin, 1987), as well as the resource- and knowledge-based views of the firm (Barney, 1991; Grant, 1996). We encourage researchers to dig deeper into apprentice, departure, and demotion separations to discover exactly how Board Chairs interact with CEOs, or how boards conceptualize their firms’ two leadership roles, following such transformational events. We provide this study as the first step down what we anticipate will be a fruitful path of scholarship.

LIMITATIONS

          Naturally, our study is subject to some limitations. The first concerns the scope of our study. We believe we have extensively addressed the phenomenon of CEO-Board Chair separation: its types, its performance implications, and its likelihood of reversal. However, we have not addressed the other side of the coin, which is CEO-Board Chair combination. Given the importance that scholars and practitioners put on separation (Monks & Minow, 2008), as well as the absolute dearth of theory regarding the three possible types of separation, we limited our study to developing said theory. We hope, however, that future research will develop similar theory regarding combination. This theory will need to be distinct, as combination has its own

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typology: a sitting CEO can become Chair, a sitting Chair can become CEO, or a successor can be appointed to both roles. We have broached this subject by looking at re-combinations, but this is only a small slice of the larger potential theoretical contribution.

          In addition, our study assumes that the board of directors makes the choice to separate its leadership roles. While this choice always technically falls on the board, they may sometimes be “forced” into such a choice following a CEO resignation. While we control for CEO turnover in our models, we are not able to account fully for the circumstances surrounding each succession and each separation. This is a limitation of our study, as a separation initiated by the board might look quite different from a separation initiated by a departing CEO. Nevertheless, the ultimate decision about whether to separate or not still resides with the board, and as such, we do not see this as a threat to the validity of our findings.

          Finally, we limit our study to examining the consequences of CEO-Board Chair separation, excluding any development or tests of theory related to the antecedents. We anticipate that a host of factors not only determine the choice to separate the board leadership roles, but also determine which type of separation the board will choose. While performance does not determine the board’s choice of leadership structure (Iyengar & Zampelli, 2009), perhaps firms select their type of separation differently depending on performance at the time. There are likely other variables that play a role as well, such as CEO age, CEO tenure, or board independence. We hope that future research will identify how these and other predictors impact each type of separation.

CONCLUSION

          Board leadership structure is an issue that every publicly traded firm must address. While extant research on CEO duality has predominantly treated the phenomenon as a steady state, recommendations that boards separate their leadership positions require a structural

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change. Our paper is the first to recognize that this change must occur in a specific context, and the first to theorize about how this context will impact the separation’s effectiveness. We are the first to generate theory about the three possible forms of separation: apprentice, departure, and demotion. We anticipate that future research on CEO-Board Chair separation will benefit from this distinction.

          Our research shows that the question of choosing to separate the CEO and Board Chair positions is not one of whether, but rather one of when and how. If firms are to separate their board leadership roles, they should do so only in times of weak firm performance, and then only in a demotion fashion. We hope that this paper will open a new avenue of research in the much-traversed terrain of CEO duality. Through this avenue, perhaps scholars can finally begin to discuss CEO-Board Chair separation, not as a panacea or a curse, but rather as a tool to be employed selectively and with care.

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TABLE 1

Means, Standard Deviations, and Correlations

	Variable	Mean	S.D.	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16	17

1	Future Stock Performance	0.14	0.27

2	Current Stock Performance	0.22	0.33	0.04

3	Future Analyst Rating (Unstandardized)	3.54	0.47	0.12	0.23

4	Current Analyst Rating	-0.12	0.97	-0.01	0.06	0.73

5	Future Industry Average Stock Return	0.15	0.18	0.63	0.08	0.09	0.00

6	Current Industry Average Stock Return	0.22	0.24	0.05	0.69	0.12	0.01	0.09

7	Future Industry Average Analyst Rating	-0.07	0.95	0.09	0.15	0.59	0.42	0.13	0.17

8	Current Industry Average Analyst Rating	-0.18	0.97	0.01	0.00	0.44	0.59	0.01	-0.01	0.64

9	Board Independence	0.70	0.16	0.02	-0.01	-0.01	-0.02	0.00	-0.03	-0.03	-0.01

10	CEO Age	56.11	7.18	-0.04	-0.05	-0.04	-0.01	-0.02	-0.05	-0.06	-0.03	0.04

11	CEO Tenure	9.22	8.30	-0.03	-0.04	0.00	0.02	-0.03	-0.02	0.02	0.02	0.03	0.45

12	CEO Ownership	0.01	0.03	0.00	0.02	0.02	0.01	-0.01	0.01	0.01	0.01	-0.12	0.04	0.01

13	Firm Size	7.53	1.53	0.02	-0.04	0.00	0.04	0.07	-0.02	-0.04	0.00	0.14	0.02	-0.17	-0.05

14	CEO Change	0.12	0.33	-0.02	-0.02	-0.03	-0.03	-0.03	-0.04	0.00	-0.02	0.00	-0.19	-0.30	-0.01	0.02

15	Separation	0.08	0.27	-0.04	-0.02	-0.02	-0.04	-0.04	-0.05	0.02	0.00	-0.03	-0.23	-0.28	0.00	-0.05	0.67

16	Apprentice	0.05	0.22	-0.02	-0.03	0.01	-0.02	-0.01	-0.04	0.03	0.00	-0.02	-0.19	-0.23	0.02	-0.02	0.59	0.16

17	Departure	0.02	0.15	-0.01	0.00	-0.04	-0.02	-0.05	-0.02	-0.01	0.01	-0.02	-0.12	-0.15	-0.02	-0.04	0.37	-0.01	-0.04

18	Demotion	0.01	0.10	-0.05	0.02	-0.02	-0.03	-0.03	0.00	-0.01	-0.02	-0.02	-0.04	-0.02	-0.01	-0.03	-0.03	-0.02	-0.02	-0.01

N = 2,477

All correlations greater than 0.04 are significant at the 0.05 level.

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TABLE 2

Effects of Separation on Performance

	Stock Return			Analyst Ratings

	Model 1	Model 2	Model 3	Model 1	Model 2	Model 3

Constant	1.69 ***	1.76 ***	1.70 ***	4.12 ***	4.08 ***	4.00 ***
	(0.32)	(0.32)	(0.32)	(0.37)	(0.37)	(0.37)
Industry Performance	0.29 ***	0.29 ***	0.29 ***	0.00	0.00	0.00
	(0.04)	(0.04)	(0.04)	(0.01)	(0.01)	(0.01)
Future Industry Performance	0.94 ***	0.94 ***	0.94 ***	0.23 ***	0.23 ***	0.23 ***
	(0.04)	(0.04)	(0.04)	(0.01)	(0.01)	(0.01)
Board Independence	0.08	0.08	0.08	0.18 *	0.17 *	0.17 *
	(0.07)	(0.07)	(0.07)	(0.08)	(0.08)	(0.08)
CEO Ownership	0.13	0.12	0.10	0.62	0.63	0.60
	(0.44)	(0.44)	(0.44)	(0.50)	(0.50)	(0.50)
CEO Age	-0.00	-0.00	-0.00	-0.00 *	-0.00	-0.00
	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)
CEO Tenure	-0.00	-0.00	-0.00	0.00	0.00	0.00
	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)
Firm Size	-0.22 ***	-0.22 ***	-0.21 ***	-0.05	-0.05	-0.04
	(0.04)	(0.04)	(0.04)	(0.05)	(0.05)	(0.05)
Firm Performance	-0.27 ***	-0.27 ***	-0.27 ***	0.05 ***	0.05 ***	0.05 ***
	(0.02)	(0.02)	(0.02)	(0.01)	(0.01)	(0.01)
CEO Change	0.02	0.04	0.01	-0.04	-0.05 *	-0.04
	(0.02)	(0.03)	(0.03)	(0.02)	(0.03)	(0.03)
CEO Change*Firm Performance	-0.14 *	-0.16 **	-0.04	-0.04	-0.04	-0.01
	(0.06)	(0.06)	(0.07)	(0.02)	(0.02)	(0.02)
Separation		-0.07	-0.02		0.04	0.02
		(0.03)	(0.04)		(0.04)	(0.04)
Separation*Firm Performance			-0.32 **			-0.08*
			(0.10)			(0.03)

Observations	2403	2403	2403	2355	2355	2355
Number of Groups	1053	1053	1053	1033	1033	1033
R Squared	0.45	0.45	0.46	0.28	0.28	0.28
Log Likelihood	1249.88	1253.07	1262.17	928.17	929.00	934.69

Year dummy coefficients included in analysis but omitted from table for parsimony
Standard errors in parentheses
* p < 0.05
** p < 0.01
*** p < 0.001

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TABLE 3

Effects of Apprentice, Departure, and Demotion Separations on Performance

	Stock Return			Analyst Ratings

	Model 1	Model 2	Model 3	Model 1	Model 2	Model 3

Constant	1.69 ***	1.72 ***	1.62 ***	4.12 ***	4.17 ***	4.09 ***
	(0.32)	(0.32)	(0.32)	(0.37)	(0.37)	(0.37)
Industry Performance	0.29 ***	0.29 ***	0.28 ***	0.00	0.00	0.00
	(0.04)	(0.04)	(0.04)	(0.01)	(0.01)	(0.01)
Future Industry Performance	0.94 ***	0.94 ***	0.94 ***	0.23 ***	0.23 ***	0.23 ***
	(0.04)	(0.04)	(0.04)	(0.01)	(0.01)	(0.01)
Board Independence	0.08	0.08	0.07	0.18 *	0.17 *	0.15
	(0.07)	(0.07)	(0.07)	(0.08)	(0.08)	(0.08)
CEO Ownership	0.13	0.12	0.13	0.62	0.63	0.61
	(0.44)	(0.44)	(0.44)	(0.50)	(0.50)	(0.50)
CEO Age	-0.00	-0.00	-0.00	-0.00 *	-0.00	-0.00
	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)
CEO Tenure	-0.00	-0.00	-0.00	0.00	0.00	0.00
	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)	(0.00)
Firm Size	-0.22 ***	-0.21 ***	-0.20 ***	-0.05	-0.06	-0.05
	(0.04)	(0.04)	(0.04)	(0.05)	(0.05)	(0.05)
Firm Performance	-0.27 ***	-0.27 ***	-0.26 ***	0.05 ***	0.05 ***	0.05 ***
	(0.02)	(0.02)	(0.02)	(0.01)	(0.01)	(0.01)
CEO Change	0.02	0.04	0.02	-0.04	-0.04	-0.04
	(0.02)	(0.03)	(0.03)	(0.02)	(0.03)	(0.03)
CEO Change*Firm Performance	-0.14 *	-0.16 **	-0.11	-0.04	-0.04	-0.03
	(0.06)	(0.06)	(0.07)	(0.02)	(0.02)	(0.02)
Apprentice Separation		-0.07	-0.03		0.01	0.00
		(0.04)	(0.05)		(0.05)	(0.05)
Departure Separation		-0.01	0.01		-0.02	-0.04
		(0.05)	(0.06)		(0.06)	(0.06)
Demotion Separation		-0.14	0.08		0.18 *	0.18 *
		(0.07)	(0.09)		(0.08)	(0.08)
Apprentice Separation*Firm Performance			-0.26 *			0.00
			(0.13)			(0.04)
Departure Separation*Firm Performance			-0.03			-0.06
			(0.15)			(0.06)
Demotion Separation* Firm Performance			-1.41 ***			-0.22 ***
			(0.31)			(0.05)

Observations	2403	2403	2403	2355	2355	2355
Number of Groups	1053	1053	1053	1033	1033	1033
R Squared	0.45	0.45	0.46	0.28	0.28	0.29
Log Likelihood	1249.88	1255.32	1278.26	928.17	932.55	948.07

Year dummy coefficients included in analysis but omitted from table for parsimony Standard errors in parentheses
* p < 0.05
** p < 0.01
*** p < 0.001

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TABLE 4

Wald Tests of Coefficient Differences

	Wald F Test: Demotion Coefficient is More Negative Than…

	Apprentice Coefficient		Departure Coefficient

Dependent Variable: Future Stock Return	11.28	***	9.90	**

Dependent Variable: Future Analyst Rating	15.45	***	3.69	†

† p < 0.1
* p < 0.05
** p < 0.01
*** p < 0.001

TABLE 5

Means, Standard Deviations, and Correlations

	Variable	Mean	S.D.	1	2	3	4	5	6	7	8	9	10	11

1	Combination	0.13	0.34
2	Stock Performance	0.20	0.33	0.03
3	Analyst Rating	3.54	0.50	0.01	0.05
4	Industry Stock Performance	0.21	0.23	0.06	0.70	0.02
5	Industry Analyst Rating	3.55	0.30	-0.03	0.03	0.60	0.05
6	CEO Ownership	0.00	0.03	-0.05	0.00	0.05	-0.01	0.03
7	CEO Age	51.88	6.45	0.00	0.01	-0.03	0.01	0.00	-0.03
8	CEO Tenure	4.26	4.77	-0.06	0.02	0.03	0.04	0.01	0.00	0.01
9	Board Independence	0.65	0.16	0.03	-0.03	0.00	-0.04	-0.02	-0.10	0.02	0.01
10	Apprentice	0.10	0.30	0.13	-0.08	0.01	-0.09	0.03	0.03	-0.07	0.00	-0.01
11	Demotion	0.01	0.12	-0.01	-0.07	-0.01	-0.06	-0.01	-0.02	0.02	0.00	0.04	-0.03
12	Departure	0.04	0.19	0.02	-0.03	-0.01	-0.08	0.01	-0.03	-0.03	0.00	0.10	-0.05	-0.02

N = 1,844

All correlations greater than 0.04 are significant at the 0.05 level

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TABLE 6

Logit Model of CEO-Board Chair Combination

	Model 1	Model 2	Model 3

Constant	-1.74 *	-2.03 **	-2.05 **
	(0.73)	(0.75)	(0.75)
Stock Return	-0.28	-0.24	-0.40
	(0.28)	(0.29)	(0.30)
Analyst Rating	0.09	0.09	0.05
	(0.09)	(0.09)	(0.09)
Industry Return	0.56	0.55	0.65
	(0.50)	(0.51)	(0.51)
Industry Analyst Rating	-0.09	-0.10	-0.09
	(0.09)	(0.09)	(0.09)
CEO Ownership	-88.67 ***	-89.90 ***	-88.56 ***
	(19.98)	(20.15)	(19.96)
CEO Age	0.00	0.00	0.00
	(0.01)	(0.01)	(0.01)
CEO Tenure	-0.07 **	-0.03	-0.03
	(0.02)	(0.02)	(0.02)
Board Independence	0.67	0.70	0.77
	(0.48)	(0.48)	(0.48)
Apprentice Separation		1.33 ***	1.33 ***
		(0.21)	(0.21)
Demotion Separation		-0.30	-0.33
		(0.74)	(0.75)
Departure Separation		0.38	-0.24
		(0.35)	(0.56)
Departure Separation X Stock Return			2.19 *
			(1.08)
Departure Separation X Analyst Rating			0.81 *
			(0.40)

Observations	1844	1844	1844
Number of Firms	829	829	829
Log Likelihood	-675.68	-656.82	-652.27
Chi Squared	52.44	88.69	96.33

Year dummy coefficients included in analysis but omitted from table for parsimony
Standard errors in parentheses
† p < 0.1
* p < 0.05
** p < 0.01
*** p < 0.001

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FIGURE 1

The Effect of Separation on Stock Return

FIGURE 2

The Effect of Separation on Analyst Ratings

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FIGURE 3

The Effect of Apprentice, Departure, and Demotion Separations on Stock Returna,b

aAll relationships are shown relative to the baseline effect of current stock performance on future stock performance.

bWe acknowledge that the interaction for Departure is not significant and we add it only for comparison.

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FIGURE 4

The Effect of Apprentice, Departure, and Demotion Separations on Analyst Ratingsa,b

aAll relationships are shown relative to the baseline effect of current analyst ratings on future analyst ratings.

bWe acknowledge that the interactions for Departure and Apprentice are not significant and we add them only for comparison.

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Ryan Krause (rakrause@indiana.edu) is a doctoral candidate specializing in strategic management and organization theory at the Kelley School of Business at Indiana University. His research interests include board leadership and composition, executive and director succession, and stakeholder management.

Matthew Semadeni (semadeni@indiana.edu) is an associate professor of strategic management in the Kelley School of Business at Indiana University. He received his Ph.D. from Texas A&M University. His research interests include top management teams, competitive strategy, and innovation/knowledge creation.